Exhibit 10.9

Employment Agreement

This Employment Agreement (this “Agreement”), dated as of April 27, 2020, is made by and between Lyra Therapeutics, Inc., a Delaware corporation (together with any successor thereto, the “Company”), and Don Elsey (“Executive”) (collectively referred to herein as the “Parties” or individually referred to as a “Party”).

RECITALS

A.	It is the desire of the Company to assure itself of the services of Executive as of the Effective Date and thereafter by entering into this Agreement.

B.	Executive and the Company mutually desire that Executive provide services to the Company on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties hereto agree as follows:

1. Employment.

(a) General. Effective on the consummation of the Company’s initial public offering of stock pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Effective Date”), the Company shall employ Executive, and Executive shall be employed by the Company, for the period and in the positions set forth in this Section 1, and subject to the other terms and conditions herein provided.

(b) At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be “at-will,” as defined under applicable law, and that Executive’s employment with the Company may be terminated by either Party at any time for any or no reason (subject to the notice requirements of Section 3(b)). This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive and a duly authorized officer of the Company. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, award or compensation other than as provided in this Agreement or otherwise agreed to in writing by the Company or as provided by applicable law. The term of this Agreement (the “Term”) shall commence on the Effective Date and end on the date this Agreement is terminated under Section 3.

(c) Positions and Duties. During the Term, Executive shall serve as Chief Financial Officer of the Company, with such responsibilities, duties and authority normally associated with such position and as may from time to time be assigned to Executive by the Chief Executive Officer of the Company. Executive shall devote substantially all of Executive’s working time and efforts to the business and affairs of the Company (which shall include service to its affiliates, if applicable) and shall not engage in outside business activities (including serving on outside boards or committees) without the consent of the Board of Directors of the Company or an authorized committee of the thereof (in either case, the “Board”), provided that Executive shall be permitted to (i) manage Executive’s personal, financial and legal affairs, (ii) participate in trade associations, and (iii) serve on the board of directors of not-for-profit or tax-

exempt charitable organizations, in each case, subject to compliance with this Agreement and provided that such activities do not materially interfere with Executive’s performance of Executive’s duties and responsibilities hereunder. Executive agrees to observe and comply with the rules and policies of the Company as adopted by the Company from time to time, in each case, as amended from time to time, and as delivered or made available to Executive (collectively, the “Policies” and, each, a “Policy”).

2. Compensation and Related Matters.

(a) Annual Base Salary. During the Term, Executive shall receive a base salary at a rate of $375,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company and shall be pro-rated for partial years of employment. Such annual base salary shall be reviewed (and may be adjusted) from time to time by the Board (such annual base salary, as it may be adjusted from time to time, the “Annual Base Salary”).

(b) Annual Cash Bonus Opportunity. During the Term, Executive will be eligible to participate in an annual incentive program established by the Board. Executive’s annual incentive compensation under such incentive program (the “Annual Bonus”) shall be targeted at 40% of Executive’s Annual Base Salary (such target, as may be increased by the Board from time to time, the “Target Annual Bonus”). The Annual Bonus payable under the incentive program shall be based on the achievement of performance goals to be determined by the Board. The payment of any Annual Bonus pursuant to the incentive program shall be subject to Executive’s continued employment with the Company through the date of payment, except as otherwise provided in Section 4(b).

(c) Benefits. During the Term, Executive shall be eligible to participate in employee benefit plans, programs and arrangements of the Company (including medical, dental and 401(k) plans), subject to the terms and eligibility requirements thereof and as such plans, programs and arrangements may be amended from time to time. In no event shall Executive be eligible to participate in any severance plan or program of the Company, except as set forth in Section 4 of this Agreement.

(d) Vacation. During the Term, Executive shall be entitled to paid personal leave in accordance with the Company’s Policies. Any vacation shall be taken at the reasonable and mutual convenience of the Company and Executive.

(e) Business Expenses. During the Term, the Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement Policy. Notwithstanding the foregoing, during the period beginning on the Effective Date and ending on December 31, 2020, and thereafter subject to renewal at the Board’s sole discretion, the Company shall (i) reimburse Executive for Executive’s reasonable travel expenses from Executive’s home in Maryland to the Company’s offices in Massachusetts, (ii) provide Executive with the use of a corporate apartment while working in Massachusetts that is reasonably close in proximity to the Company’s Massachusetts offices and (iii) reimburse Executive for all income and employment taxes incurred by Executive as a result of payments and benefits provided to Executive under this sentence, including under this clause (iii); provided that the sum of the amount of any such reimbursements and the cost to the Company of providing such corporate apartment shall not exceed $75,000. Executive will submit requests for reimbursement and reasonably requested supporting documentation to the Company promptly following the date Executive incurs the related expense. All reimbursements payable to Executive under this Section shall be paid promptly following receipt of such requests and supporting documentation and no later than December 31 of the year following the year in which the expense was incurred. For the avoidance of doubt, travel expenses shall not include meals, ground transportation between the corporate apartment and the Company’s office or other incidental expenses.

(f) Key Person Insurance. At any time during the Term, the Company shall have the right (but not the obligation) to insure the life of Executive for the Company’s sole benefit. The Company shall have the right to determine the amount of insurance and the type of policy. Executive shall reasonably cooperate with the Company in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier and by executing all necessary documents reasonably required by any insurance carrier, provided that any information provided to an insurance company or broker shall not be provided to the Company without the prior written authorization of Executive. Executive shall incur no financial obligation by executing any required document and shall have no interest in any such policy.

3. Termination.

Both Executive’s employment hereunder and the Term may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances:

(a) Circumstances.

(i) Death. Executive’s employment hereunder shall terminate upon Executive’s death.

(ii) Disability. If Executive has incurred a Disability, as defined below, the Company may terminate Executive’s employment.

(iii) Termination for Cause. The Company may terminate Executive’s employment for Cause, as defined below.

(iv) Termination without Cause. The Company may terminate Executive’s employment without Cause.

(v) Resignation from the Company with Good Reason. Executive may resign Executive’s employment with the Company with Good Reason, as defined below.

(vi) Resignation from the Company without Good Reason. Executive may resign Executive’s employment with the Company for any reason other than Good Reason or for no reason.

(b) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive under this Section 3 (other than termination pursuant to Section 3(a)(i)) shall be communicated by a written notice to the other Party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, if applicable, and (iii) specifying a Date of Termination (as defined below) which, if submitted by Executive, shall be at least thirty (30) days following the date of such notice (a “Notice of Termination”); provided, however, that in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs following the date of the Company’s receipt of such Notice of Termination and is prior to the date specified in such Notice of Termination, but the termination will still be considered a resignation by Executive. A Notice of Termination submitted by the Company may provide for a Date of Termination on the date Executive receives the Notice of Termination, or any date thereafter elected by the Company. The failure by either Party to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Party hereunder or preclude the Party from asserting such fact or circumstance in enforcing the Party’s rights hereunder.

(c) Company Obligations upon Termination. Upon termination of Executive’s employment pursuant to any of the circumstances listed in this Section 3, Executive (or Executive’s estate) shall be entitled to receive the sum of: (i) the portion of Executive’s Annual Base Salary earned through the Date of Termination, but not yet paid to Executive; (ii) any expense reimbursements owed to Executive pursuant to Section 2(e); and (iii) any amount accrued and arising from Executive’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Company Arrangements”). Except as otherwise expressly required by law (e.g., the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”)) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder. In the event that Executive’s employment is terminated by the Company for any reason, Executive’s sole and exclusive remedy shall be to receive the payments and benefits described in this Section 3(c) or Section 4, as applicable.

(d) Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its subsidiaries.

4. Severance Payments.

(a) Termination for Cause, or Termination Upon Death, Disability or Resignation from the Company Without Good Reason. If Executive’s employment shall terminate as a result of Executive’s death pursuant to Section 3(a)(i), as a result of Disability pursuant to Section 3(a)(ii), for Cause pursuant to Section 3(a)(iii) or for Executive’s resignation from the Company without Good Reason pursuant to Section 3(a)(iv), then Executive shall not be entitled to any severance payments or benefits, except as provided in Section 3(c).

(b) Termination without Cause, or Resignation from the Company with Good Reason. If Executive’s employment terminates without Cause pursuant to Section 3(a)(iv), or pursuant to Section 3(a)(v) due to Executive’s resignation with Good Reason, then, subject to Executive signing on or before the twenty-first (21st) day following Executive’s Separation from Service (as defined below) or in the event that such Separation from Service is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended) on or before the forty-fifth (45th) day following Executive’s Separation from Service, and not revoking, a release of claims substantially in the form attached as Exhibit A to this Agreement (the “Release”), and Executive’s continued compliance with Section 5, Executive shall receive, in addition to payments and benefits set forth in Section 3(c), the following:

(i) an amount in cash equal to 0.75 times the Annual Base Salary, payable in the form of salary continuation in regular installments over the nine-month period following the date of Executive’s Separation from Service (the “Severance Period”) in accordance with the Company’s normal payroll practices;

(ii) to the extent unpaid as of the Date of Termination, an amount of cash equal to any Annual Bonus earned by Executive for the Company’s fiscal year prior to the fiscal year in which the Date of Termination occurs, as determined by the Board in its discretion based upon actual performance achieved, which Annual Bonus, if any, shall be paid to Executive in the fiscal year in which the Date of Termination occurs when bonuses for such prior fiscal year are paid in the ordinary course to actively employed senior executives of the Company; and

(iii) if Executive timely elects to receive continued medical, dental or vision coverage under one or more of the Company’s group medical, dental or vision plans pursuant to COBRA, then the Company shall directly pay, or reimburse Executive for, the COBRA premiums for Executive and Executive’s covered dependents under such plans, less the amount Executive would have had to pay to receive such coverage as an active employee based on the cost sharing levels in effect on the Date of Termination, during the period commencing on Executive’s Separation from Service and ending upon the earliest of (X) the last day of the Severance Period, (Y) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA or (Z) the date Executive becomes eligible to receive medical, dental or vision coverage, as applicable, from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility). Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company shall in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s and Executive’s covered dependents’ group health coverage in effect on the Date of Termination (which amount shall be based on the premium for the first month of COBRA coverage), less the amount Executive would have had to pay to receive group health coverage as an active employee for Executive and his or her covered dependents based on the cost sharing levels in effect on the Date of Termination, which payments shall be made regardless of whether Executive elects COBRA continuation coverage and shall commence in the month following the month in which the Date of Termination occurs and shall end on the earliest of (X) the last day of the Severance Period, (Y) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA or (Z) the date Executive becomes eligible to receive healthcare coverage from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility).

(c) Change in Control. In lieu of the payments and benefits set forth in Section 4(b), in the event Executive’s employment terminates without Cause pursuant to Section 3(a)(iv), or due to Executive’s resignation with Good Reason pursuant to Section 3(a)(v), in either case, within three (3) months prior or twelve (12) months following the date of a Change in Control, subject to Executive signing on or before the twenty-first (21st) day following Executive’s Separation from Service or in the event that such Separation from Service is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended) on or before the forty-fifth (45th) day following Executive’s Separation from Service, and not revoking, the Release, Executive shall receive, in addition to the payments and benefits set forth in Section 3(c), the following:

(i) an amount in cash equal to one times the sum of (A) the Annual Base Salary plus (B) the Target Annual Bonus, payable in equal installments over the 12-month period following the date of Executive’s Separation from Service (the “CIC Severance Period”) in accordance with the Company’s normal payroll practices;

(ii) the payment set forth in Section 4(b)(ii);

(iii) the benefits set forth in Section 4(b)(iii), provided that the “Severance Period” will mean the CIC Severance Period; and

(iv) all unvested equity or equity-based awards held by Executive under any Company equity compensation plans that vest solely based on the passage of time shall immediately become 100% vested (for the avoidance of doubt, with any such awards that vest in whole or in part based on the attainment of performance-vesting conditions being governed by the terms of the applicable award agreement).

(d) Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 5 through 9 will survive the termination of Executive’s employment and the termination of the Term.

5. Restrictive Covenants. Executive acknowledges that Executive remains bound by the Employee Non-Disclosure, Non-Competition, Non-Solicitation and Inventions Agreement dated as of July 31, 2019 attached hereto as Exhibit B (the “Restrictive Covenant Agreement”). Executive acknowledges and agrees that the terms of the Restrictive Covenant Agreement are incorporated by reference herein as if re-executed along with this Agreement. Executive acknowledges that the provisions of the Restrictive Covenant Agreement will survive the termination of Executive’s employment and the termination of the Term for the periods set forth in the Restrictive Covenant Agreement.

6. Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to any of its affiliates or to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.

7. Certain Definitions.

(a) Cause. The Company shall have “Cause” to terminate Executive’s employment hereunder upon:

(i) The Board’s reasonable, good faith determination that Executive has refused to (A) substantially perform the duties associated with Executive’s position with the Company or (B) carry out the reasonable and lawful instructions of the Board concerning duties or actions consistent with the Executive’s position with the Company;

(ii) Executive’s breach of a material provision of this Agreement that, to the extent capable of cure, has remained uncured for a period of thirty (30) days following written notice from the Company;

(iii) Executive’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude;

(iv) Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s (or any of its affiliate’s) premises or while performing Executive’s duties and responsibilities under this Agreement; or

(v) Executive’s commission of any act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company or any of its affiliates.

(b) Change in Control. “Change in Control” shall have the meaning set forth in the Lyra Therapeutics, Inc. 2020 Incentive Award Plan.

(c) Code. “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.

(d) Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; or (ii) if Executive’s employment is terminated pursuant to Section 3(a)(ii) – (vi) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 3(b), whichever is earlier.

(e) Disability. “Disability” shall mean, at any time the Company or any of its affiliates sponsors a long-term disability plan for the Company’s employees, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if Executive qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether Executive has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan. At any time the Company does not sponsor a long-term disability plan for its employees, “Disability” shall mean Executive’s inability to perform, with or without reasonable accommodation, the essential functions of Executive’s positions hereunder for a total of three months during any six-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative, with such agreement as to acceptability not to be unreasonably withheld or delayed. Any refusal by Executive to submit to a medical examination for the purpose of determining Disability shall be deemed to constitute conclusive evidence of Executive’s Disability.

(f) Good Reason. For the sole purpose of determining Executive’s right to severance payments and benefits as described above, Executive’s resignation will be with “Good Reason” if Executive resigns within ninety (90) days after any of the following events, unless Executive consents in writing to the applicable event: (i) a reduction in Executive’s Annual Base Salary or Target Annual Bonus, other than a reduction of twenty percent (20%) or less of Executive’s Annual Base Salary implemented as part of an across the board, proportionate reduction of base salaries for other members of the Company’s management team, (ii) a material decrease in Executive’s authority or areas of responsibility as are commensurate with Executive’s title or position with the Company, (iii) the relocation of Executive’s primary office to a location more than fifty (50) miles from the Executive’s primary office as of the date of this Agreement or (iv) the Company’s breach of a material provision of this Agreement. Notwithstanding the foregoing, no Good Reason will have occurred unless and until Executive has: (a) provided the Company, within sixty (60) days of Executive’s knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written notice stating with specificity the applicable facts and circumstances underlying such finding of Good Reason; (b) provided the Company with an opportunity to cure the same within thirty (30) days after the receipt of such notice; and (c) the Company shall have failed to so cure within such period.

8. Parachute Payments.

(a) Notwithstanding any other provisions of this Agreement or any Company equity plan or agreement, in the event that any payment or benefit by the Company or otherwise to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including the payments and benefits under Section 4 hereof, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (in the order provided in Section 8(b)) to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b) The Total Payments shall be reduced in the following order: (i) reduction on a pro-rata basis of any cash severance payments that are exempt from Section 409A of the Code (“Section 409A”), (ii) reduction on a pro-rata basis of any non-cash severance payments or benefits that are exempt from Section 409A, (iii) reduction on a pro-rata basis of any other payments or benefits that are exempt from Section 409A and (iv) reduction of any payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A; provided, in case of clauses (ii), (iii) and (iv), that reduction of any payments attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time.

(c) All determinations regarding the application of this Section 8 shall be made by an accounting firm or consulting group with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by the Company (the “Independent Advisors”). For purposes of determinations, no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, (i) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) or (ii) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company.

(d) In the event it is later determined that a greater reduction in the Total Payments should have been made to implement the objective and intent of this Section 8, the excess amount shall be returned promptly by Executive to the Company.

9. Miscellaneous Provisions.

(a) Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the Commonwealth of Massachusetts without reference to the principles of conflicts of law of the Commonwealth of Massachusetts or any other jurisdiction that would result in the application of the laws of a jurisdiction other than the Commonwealth of Massachusetts, and where applicable, the laws of the United States.

(b) Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c) Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

(i) If to the Company, to the Chief Executive Officer of the Company at the Company’s headquarters,

(ii) If to Executive, to the last address that the Company has in its personnel records for Executive, or

(iii) At any other address as any Party shall have specified by notice in writing to the other Party.

(d) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile or PDF shall be deemed effective for all purposes.

(e) Entire Agreement. The terms of this Agreement, and the Restrictive Covenant Agreement incorporated herein by reference as set forth in Section 5, are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral, including any prior employment offer letter or employment agreement between Executive and the Company. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding to vary the terms of this Agreement.

(f) Amendments; Waivers. This Agreement may not be modified, amended or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder will preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.

(g) Construction. This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural; (ii) “and” and “or” are each used both conjunctively and disjunctively; (iii) “any,” “all,” “each,” or “every” means “any and all” and “each and every”; (iv) “includes” and “including” are each “without limitation”; (v) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (vi) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

(h) Arbitration. Any controversy, claim or dispute arising out of or relating to this Agreement, shall be settled solely and exclusively by a binding arbitration process administered by JAMS/Endispute in Boston, Massachusetts. Such arbitration shall be conducted in accordance with the then-existing JAMS/Endispute Rules of Practice and Procedure, with the following exceptions if in conflict: (i) one arbitrator who is a retired judge shall be chosen by JAMS/Endispute; (ii) each Party to the arbitration will pay one-half of the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the arbitrator; and (iii) arbitration may proceed in the absence of any Party if written notice (pursuant to the JAMS/Endispute rules and regulations) of the proceedings has been given to such Party. Each Party shall bear its own attorney’s fees and expenses; provided that the arbitrator may assess the prevailing Party’s fees and costs against the non-prevailing Party as part of the arbitrator’s award. The Parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this subsection shall be construed as precluding the bringing of an action for injunctive relief or specific performance as provided in this Agreement or the Restrictive Covenant Agreement. This dispute resolution process and any arbitration hereunder shall be confidential and neither any Party nor the neutral arbitrator shall disclose the existence, contents or results of such process without the prior written consent of all Parties, except where necessary or compelled in a court to enforce this arbitration provision or an award from such arbitration or otherwise in a legal proceeding. If JAMS/Endispute no longer exists or is otherwise unavailable, the Parties agree that the American Arbitration Association (“AAA”) shall administer the arbitration in accordance with its then-existing rules as modified by this subsection. In such event, all references herein to JAMS/Endispute shall mean AAA. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by court action instead of arbitration.

(i) Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the Term, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(j) Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on the advice of counsel if any questions as to the amount or requirement of withholding shall arise.

(k) Section 409A.

(i) General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(ii) Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits described in Section 4 shall not be paid, or, in the case of installments, shall not commence payment, until the sixtieth (60th) day following Executive’s Separation from Service (the “First Payment Date”). Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the First Payment Date and the remaining payments shall be made as provided in this Agreement.

(iii) Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(iv) Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred. The Executive will submit Executive’s reimbursement request promptly following the date the expense is incurred, and the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code. Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(v) Installments. Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

10. Executive Acknowledgement.

Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

LYRA THERAPEUTICS, INC.

By:	/s/ Maria Palasis
Name: Maria Palasis
Title: President and Chief Executive Officer

EXECUTIVE

/s/ Don Elsey
Don Elsey

[Signature Page to Employment Agreement]

EXHIBIT A

Separation Agreement and Release

This Separation Agreement and Release ( this “Release”) is made by and between Don Elsey (“Executive”) and Lyra Therapeutics, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”). Capitalized terms used but not defined in this Release shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, the Parties have previously entered into that certain Employment Agreement, dated as of April 27, 2020 (the “Employment Agreement”) and that certain Employee Non-Disclosure, Non-Competition, Non-Solicitation and Inventions Agreement, dated as of July 31, 2019 (the “Restrictive Covenant Agreement”); and

WHEREAS, in connection with Executive’s termination of employment with the Company or a subsidiary or affiliate of the Company effective ________, 20__, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company or its subsidiaries or affiliates but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with Executive’s ownership of vested equity securities of the Company, vested benefits or Executive’s right to indemnification by the Company or any of its affiliates pursuant to contract or applicable law (collectively, the “Retained Claims”).

NOW, THEREFORE, in consideration of the severance payments and benefits described in Section 4 of the Employment Agreement, which, pursuant to the Employment Agreement, are conditioned on Executive’s execution and non-revocation of this Release, and in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

1. Severance Payments and Benefits; Salary and Benefits. The Company agrees to provide Executive with the severance payments and benefits described in Section [4(b)][4(c)] of the Employment Agreement, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement. In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to Executive all other payments or benefits described in Section 3(c) of the Employment Agreement, subject to and in accordance with the terms thereof. The severance payments and benefits described in Section [4(b)][4(c)] of the Employment Agreement shall be provided in lieu of any Garden Leave payment (as such term is used in the Restrictive Covenants Agreement) and Executive will not be eligible to receive any Garden Leave payment.

2. Release of Claims. Executive agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, any of its direct or indirect subsidiaries and affiliates and any of its or their current and former officers, directors, equityholders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, subsidiaries, predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on Executive’s own behalf and on behalf of any of Executive’s affiliated companies or entities and any of their respective heirs, family members, executors, agents and assigns, other than with respect to the

Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute or pursue, any claim, complaint, charge, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts or damages that have occurred up until and including the date Executive signs this Release, including, without limitation:

(a) any and all claims relating to or arising from Executive’s employment or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;

(b) any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state law and securities fraud under any state or federal law;

(c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Massachusetts Fair Employment Practices Act, M.G.L. c. 151B, § 1 et seq.; the Massachusetts Civil Rights Act, M.G.L. c. 12, §§ IIH and 111; the Massachusetts Equal Rights Act, M.G.L. c. 93, § 102 and M.G.L. c. 214, § IC; the Massachusetts Labor and Industries Act, M.G.L. c. 149, § 1 et seq.; the Massachusetts Privacy Act, M.G.L. c. 214, § 1B; and the Massachusetts Maternity Leave Act, M.G.L. c. 49, § 105D;

(e) any and all claims for violation of the federal or any state constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g) any claim for any loss, cost, damage or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Release;

(h) any and all claims arising out of the wage and hour and wage payments laws and regulations of the state or states in which Executive has provided service to the Company or any of its affiliates (including without limitation the Massachusetts Payment of Wages Law); and

(i) any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This Release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation and any right to receive an award for information provided thereunder, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company for discrimination (with the understanding that Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company or any Releasee for any alleged discriminatory treatment), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, claims to any benefit entitlements vested as the date of separation of Executive’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Executive’s right under applicable law and any Retained Claims. This Release further does not release claims for breach of Section 3(c) or Section 4 of the Employment Agreement.

3. Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Release. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Release; (b) Executive has [twenty-one (21)][forty-five (45)] days within which to consider this Release, and the Parties agree that such time period to review this Release shall not be extended upon any material or immaterial changes to this Release; (c) Executive has seven (7) business days following Executive’s execution of this Release to revoke this Release pursuant to written notice to the General Counsel of the Company; (d) this Release shall not be effective until after the revocation period has expired; and (e) nothing in this Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Release and returns it to the Company in less than the [twenty-one (21)][forty-five (45)] day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Release.

4. Restrictive Covenants. Executive acknowledges that Executive remains bound by the Restrictive Covenants Agreement, which is incorporated by reference herein as if re-executed along with this Release.

5. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable or void, this Release shall continue in full force and effect without said provision or portion of provision.

6. No Oral Modification. This Release may only be amended in a writing signed by Executive and a duly authorized officer of the Company.

7. Governing Law; Dispute Resolution. This Release shall be subject to the provisions of Sections 9(a), 9(c) and 9(h) of the Employment Agreement.

8. Effective Date. Executive understands that this Release shall become effective, irrevocable, and binding upon Executive on the day following the seventh (7th) business day from the date upon which Executive signs this Release, so long as Executive has not revoked it within the time period and in the manner specified in Section 3 above. Executive further understands that Executive will not be given any severance benefits under the Agreement unless this Release becomes effective pursuant to its terms.

9. Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Release voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive acknowledges that: (a) Executive has read this Release; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Release; (c) Executive has been represented in the preparation, negotiation and execution of this Release by legal counsel of Executive’s own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Release and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Release.

IN WITNESS WHEREOF, the Parties have executed this Release on the respective dates set forth below.

EXECUTIVE

Dated:
Don Elsey

LYRA THERAPEUTICS, INC.

Dated:	By:
Name:
Title:

EXHIBIT B

Restrictive Covenant Agreement

[attached]

EMPLOYEE NON-DISCLOSURE, NON-COMPETITION,

NON-SOLICITATION AND INVENTIONS AGREEMENT

This Confidentiality, Noncompetition, Nonsolicitation and Inventions Agreement (“Agreement”) is made by and between Lyra Therapeutics, Inc. (f/k/a 480 Biomedical, Inc.), a Delaware corporation, or any of its predecessors, successors, subsidiaries or affiliates (collectively, the “Company”) and R. Don Elsey (“Employee”).

Recitals

Employee enters into this Agreement in connection with Employee’s acceptance of employment with the Company.

Employee’s acceptance of this Agreement is an express condition of Employee’s employment with the Company, and is made by Employee in consideration of Garden Leave Pay as well as the Employee’s employment, including the compensation, benefits and confidential information provided now and in the future to Employee by the Company, which Employee acknowledges are of significant benefit to Employee; and

The Company and Employee agree that this Agreement, including the noncompetition covenant set forth below, is no broader than necessary to protect the Company’s trade secrets, confidential information and good will.

Agreements

In consideration of the above Recitals, which are incorporated herein, the promises and covenants below, and other valuable consideration, the receipt and adequacy of which is acknowledged, the parties agree as follows:

Term

This Agreement contains obligations that apply during Employee’s employment and for specified periods after the date Employee’s employment ends (“Separation Date”), regardless of the reason for separation or whether it was voluntary or involuntary, provided, however, that the Exclusive Commitment covenant set forth below shall not apply in the event the Company terminates the Employee’s employment without Cause or if the Company includes the Employee in a reduction in force or layoff. For purposes of this Agreement, “Cause” shall mean any of the following: (i) conviction of the Employee of a felony or any other crime involving moral turpitude that is committed during the Employee’s employment with the Company, including a plea of guilty or nolo contendre; (ii) commission by the Employee of a fraudulent or illegal act that causes harm to the business, operations or reputation of the Company; (iii) Employee’s willful misconduct; (iv) Employee’s material violation of this Agreement or the Company’s written rules, policies or programs; (v) Employee’s breach of any fiduciary duty to the Company (vi) Employee’s gross negligence, neglect of duties, or theft; (vii) Employee’s dishonesty, embezzlement, or misappropriation of the Company’s assets or property (tangible or intangible); (viii) willful failure or refusal of the Employee to perform his or her duties; (ix) the Employee’s unauthorized disclosure of any trade secret or confidential information of the Company or any other act of disloyalty to the Company; (x) the commission of an act by the Employee which constitutes unfair competition with the Company or which induces any customer or supplier to breach a contract with the Company; or (xi) an act by the Employee which creates material adverse publicity for the Company.

Confidentiality

The Employee understands and agrees that the Company continually obtains and develops valuable proprietary and confidential information concerning its business, business relationships and financial affairs (the “Confidential Information”) and valuable Biological Materials (as defined below) which may or will become known to the Employee in connection with the Employee’s employment with the Company.

Employee acknowledges and agrees that all Biological Materials and all Confidential Information, whether or not in writing and whether or not labeled or identified as confidential or proprietary, are and shall remain the exclusive property of the Company or the third party providing such Biological Materials or Confidential Information to the Employee or the Company. By way of illustration, but not limitation, Confidential Information may include Inventions (as hereafter defined), trade secrets, technical information, know-how, research and development activities of the Company, product and marketing plans, customer and supplier information, apparatus, equipment, processes, systems, formulas, designs, non-public information about FDA proceedings, reports, tangible research materials, technology, business plans, forecasts and information disclosed to the Company or to the Employee by third parties of a proprietary or confidential nature or under an obligation of confidence. Confidential Information is contained in various media, including without limitation, patent applications, computer programs in object and/or source code, flow charts and other program documentation, manuals, plans, drawings, designs, technical specifications, laboratory notebooks, supplier and customer lists, internal financial data and other documents and records of the Company. As used herein “Biological Materials” shall include, without limitation, any and all reagents, substances, chemical compounds, subcellular constituents, cells or cell lines, organisms and progeny, mutants, derivatives or replications thereof or therefrom.

Employee further agrees that the Employee shall not, during the term of the Employee’s employment and thereafter, publish, disclose or otherwise make available to any third party, other than employees of the Company, any Confidential Information or Biological Materials which become known to the Employee in connection with the Employee’s employment by the Company except as expressly authorized in writing by the Company. The Employee also agrees that the Employee shall use such Confidential Information and Biological Materials which become known to the Employee in connection with the Employee’s employment by the Company only in the performance of the Employee’s duties for the Company and in accordance with any Company policies with respect to the protection of Confidential Information or Biological Materials. The Employee specifically agrees not to use such Confidential Information and Biological Materials which become known to me in connection with the Employee’s employment by the Company for the Employee’s own benefit or for the benefit of any other person or business entity.

Employee agrees to exercise all reasonable precautions to protect the integrity and confidentiality of Confidential Information and Biological Materials in the Employee’s possession or control and not to remove any materials containing Confidential Information or Biological Materials which become known to the Employee in connection with the Employee’s employment by the Company from the Company’s premises except to the extent necessary to perform duties for and authorized by the Company in connection with the Employee’s employment. Upon the termination of the Employee’s employment for any reason, or at any time upon the Company’s request, the Employee shall return immediately to the Company any and all Biological Materials and any materials containing any Confidential Information then in the Employee’s possession or under the Employee’s control.

Confidential Information shall not include information which (a) is or becomes generally known within the Company’s industry through no fault of the Employee; (b) was known to the Employee at the time it was disclosed as evidenced by the Employee’s written records at the time of disclosure; (c) is lawfully and in good faith made available to the Employee by a third party who did not derive it from the Company and who imposes no obligation of confidence on the Employee; or (d) is required to be disclosed by a governmental authority or by order of a court of competent jurisdiction, provided that such disclosure is subject to all applicable governmental or judicial protection available for like material and reasonable advance notice is given to the Company.

Assignment of Inventions

Employee agrees promptly to disclose to the Company any and all ideas, concepts, discoveries, inventions, developments, original works of authorship, software programs, software and systems documentation, trade secrets, technical data, know-how and Biological Materials that are conceived, devised, invented, developed or reduced to practice or tangible medium by the Employee, under the Employee’s direction or jointly with others during any period that the Employee is employed or engaged by the Company, whether or not during normal working hours or on the premises of the Company, which relate, directly or indirectly, to the business of the Company and arise out of the Employee’s employment with the Company (hereinafter “Inventions”).

Employee hereby assigns to the Company all of the Employee’s right, title and interest to the Inventions and any and all related patent rights, copyrights and applications and registrations therefor. During and after the Employee’s employment, the Employee shall cooperate with the Company, at the Company’s expense, in obtaining proprietary protection for the Inventions and the Employee shall execute all documents which the Company shall reasonably request in order to perfect the Company’s rights in the Inventions. The Employee hereby appoints the Company the Employee’s attorney to execute and deliver any such documents on the Employee’s behalf in the event the Employee should fail or refuse to do so within a reasonable period following the Company’s request. The Employee understands that, to the extent this Agreement shall be construed in accordance with the laws of any state which limits the assignability to the Company of certain employee inventions, this Agreement shall be interpreted not to apply to any such invention which a court rules or the Company agrees is subject to such state limitation.

The Employee further represents that the attached Schedule A contains a complete list of all inventions made, conceived or first reduced to practice by the Employee, under the Employee’s direction or jointly with others prior to the Employee’s employment with the Company (‘‘Prior Inventions”) and which are not assigned to the Company hereunder. If there is no such Schedule A attached hereto, the Employee shall represent that there are no such Prior Inventions.

Other Agreements

The Employee hereby represents and warrants to the Company that, except as identified on Schedule B, the Employee is not bound by any agreement or any other previous or existing business relationship which conflicts with or prevents the full performance of the Employee’s duties and obligations to the Company (including the Employee’s duties and obligations under this or any other agreement with the Company) during the Employee’s employment.

The Employee understands and acknowledges that the Company does not desire to acquire from the Employee any trade secrets, know-how or confidential business information the Employee may have acquired from others. Therefore, the Employee agrees during the Employee’s employment with the Company, the Employee will not improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer, or any other person or entity with whom the Employee has an agreement or to whom the Employee owes a duty to keep such information in confidence. Those persons or entities with whom the Employee has such agreements or to whom the Employee owes such a duty are identified on Schedule B.

Exclusive Commitment

Subject to the limitation set forth above in the Term covenant, the Employee agrees that during the term of the Employee’s employment with the Company and for a period of one year thereafter, unless the Employee breaches his or her fiduciary duty to the Company or misappropriates the Company’s property in which case the restricted period shall be extended to two (2) years after the Employee’s termination of or resignation from employment with the Company, the Employee shall not, without the Company’s prior written consent, in any jurisdiction in which Employee provided services or had a material presence or influence on behalf of the Company during the final 2 years of Employee’s employment, engage in any business or enterprise (whether as founder, owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 5% of the outstanding capital stock of a publicly-held company) whose primary area of business involves the field of biomaterials, materials delivery systems and technologies, drug-delivery systems and technologies and access devices related to products or technologies actively developed by 480 Biomedical, Inc. (the “Field”) and which involves matters or products the Employee worked on or obtained Confidential Information during his or her final two (2) years of Employment. Employee acknowledges and agrees that this Exclusive Commitment covenant is necessary since the Company’s legitimate business interests cannot be adequately protected through any other form of alternative restrictive covenant, including without limitation the other restrictive covenants in this Agreement.

General Non-solicitation

The Employee agrees that during the Employee’s employment with the Company and for a period of two (2) years after the termination or cessation of such employment for any reason, the Employee shall not, whether on Employee’s behalf or on the behalf of any other person or entity, (i) solicit, divert or take away, or attempt to divert or take away, (directly or indirectly), the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company that Employee worked on or supported, or about which Employee obtained, received or was provided access to Confidential Information; or (ii) encourage any client, customer or account, or prospective clients, customers or accounts of the Company to cease doing business with the Company or to terminate or limit an existing relationship or arrangement with the Company.

Non-solicitation of Employees

The Employee agrees that during the Employee’s employment and for a period of two (2) years after the termination or cessation of my employment for any reason, the Employee shall not directly or indirectly recruit or solicit any employee of the Company, or induce or attempt to induce any employee of the Company to discontinue his or her employment relationship with the Company.

No Obligation of Continued Employment

The Employee understands and agrees that this Agreement does not constitute a contract of employment or create an obligation on the part of the Company to continue the Employee’s employment with the Company. The Employee understands and agrees that the Employee’s employment is “at will” and that the Employee’s obligations under this Agreement shall not be affected by any change in the Employee’s position, title or function with, or compensation, by the Company.

Consideration.

During the restricted period provided in the Exclusive Commitment covenant, the Company shall place the Employee on Garden Leave and pay the Employee an amount equal to 50% of the Employee’s highest gross base salary during the two (2) year period leading up to the date that the Employee separated from the Company. The Garden Leave payment shall be paid in equal installments during the restricted period of the Exclusive Commitment covenant in accordance with the Company’s then current payroll practices as established or modified from time to time, and shall be subject to all applicable withholdings and taxes. Employee acknowledges that the payment of this Garden Leave payment serves as consideration for the Exclusive Commitment covenant of this Agreement. If the Company elects not to impose the Exclusive Commitment covenant on the Employee, it shall notify the Employee within 7 days following the Employee’s separation or termination from the Employer, and the Company shall have no obligation to pay the Garden Leave payment to the Employee.

General

This Agreement may not be assigned by either party except that the Company may assign this Agreement in connection with the merger, consolidation or sale of all or substantially all of its business or assets. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and other legal representatives and, to the extent that any assignment hereof is permitted hereunder, their assignees.

This Agreement supersedes all prior agreements, written or oral, with respect to the subject matter of this Agreement. This Agreement may be changed only by a written instrument signed by both parties hereto.

In the event that any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and all other provisions shall remain in lull force and effect. If any of the provisions of this Agreement is held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.

No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any occasion if effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

The Employee acknowledges and agrees that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company, are consonant with public policy, and are reasonable for such purpose. The Employee further agrees that any breach of this Agreement by the Employee will cause irreparable damage to the Company and that in the in the event of such breach, the Company shall be entitled, in addition to monetary damages and to any other remedies available to the Company under this Agreement and at law, to equitable relief, including injunctive relief, and to payment by the Employee of all costs incurred by the Company in enforcing the provisions of this Agreement, including reasonable attorneys’ fees, in such event without the necessity of first proving actual damages. To the extent permitted by law, the Employee agrees that should the Employee violate any obligation imposed on the Employee in this Agreement, the Employee shall continue to be bound by the obligation until a period equal to the term of such obligation has expired without violation of such obligation.

This Agreement shall be construed as a sealed instrument and shall in all events and for all purposes be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts without regard to any choice of law principle that would dictate the application of the laws of another jurisdiction. Any action, suit or other legal proceeding pertaining to the Agreement shall have exclusive jurisdiction and venue in the Superior Court or Business Litigation Section of the Superior Court located in Suffolk

County, Boston, Massachusetts, regarding any judicial proceeding arising out of or related to this Agreement, and each party irrevocably consents to such exclusive jurisdiction and venue in those forums.

Employee has read and understands this Agreement; Right to Counsel’s Review.

Employee acknowledges with execution of this Agreement that: (a) Employee was presented with this Agreement on the earlier of (i) the date of the Employee’s offer letter of employment or (ii) 10 business days before the commencement of Employee’s employment with the Company; (b) Employee has carefully read all of this Agreement’s terms and agrees they are necessary for the reasonable protection of the Company’s business; (c) The Company has been induced to employ Employee by Employee’s representation that Employee will abide by and be bound by each of the covenants and restraints in this Agreement; and (d) each and every covenant and restraint in this Agreement is reasonable. Employee acknowledges that Employee has been advised by the Company that Employee is entitled to have this Agreement reviewed by counsel of Employee’s choice prior to signing, and has either done so or elected to forgo such right.

HAVING READ AND FULLY UNDERSTOOD THIS AGREEMENT, a copy of which has been timely provided to the Employee, the parties execute this agreement.

LYRA THERAPEUTICS, INC.	EMPLOYEE

/s/ Maria Palasis	/s/ R. Don Elsey
Name	Name

CEO	7/25/2019
Title	Date

7/31/19
Date

SCHEDULE A

PRIOR INVENTIONS

The following is a complete list of all Prior Inventions

☒    No Prior Inventions

☐    See below for description of Prior Inventions

☐    Additional Sheets Attached

The Employee agrees that, if in the course of the Employee’s employment with the Company, and without first notifying the Company in writing of the Employee’s intention to do so, the Employee incorporates into a Company product, process or machine a Prior Invention owned by the Employee or in which the Employee has an interest, the Company shall automatically be granted and shall have a non-exclusive, royalty-free, irrevocable, transferable, perpetual world-wide license to make, have made, modify, use and sell such Prior Invention as part of, or in connection with, such product, process or machine.

SCHEDULE B

PRIOR COMMITMENTS

None